Exhibit (a)(4)

March 1, 2012

CVR Energy’s Board and Management Reject Hostile Offer

To Purchase Company; No Changes for Employees

As you may know, one of CVR Energy’s shareholders, Carl Icahn, recently submitted an offer to acquire the company. The Board carefully reviewed the terms of the offer and today announced that it has rejected the offer and that CVR Energy shareholders should not support the sale. In its announcement, the Board determined that the offer is inadequate given our company’s valuable position as a leading mid-continent refiner and the growth opportunities we have before us.

With your help, we have built a company with a substantial track record of performance, and the Board and management are focused on continuing to pursue this winning strategy. You should see no changes in your job as a result of this announcement. As always, we appreciate your hard work that has been central to this success.

More details related to our response to the hostile tender offer are available at www.cvrenergy.com. The full text of the company’s Schedule 14D-9 filed with the Securities and Exchange Commission giving our response is available at www.sec.gov or in the Investor Relations section of the company’s website.

Today’s news may generate some attention from the media. I’d like to reiterate that it is corporate policy not to comment on rumors and speculation to anyone outside the company. Any questions you receive from the media or other external parties should only be handled by an authorized company spokesperson.

Please forward any media calls to Steve Eames, vice president of corporate affairs, at (281) 207-3550 and any calls from outside vendors or customers to your direct supervisor.

We will continue to keep you updated. Again, thank you for your support.

Forward Looking Statements

This communication may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by IEP Energy LLC and Icahn Enterprises Holdings L.P., as well as other entities affiliated with Carl C. Icahn, CVR Energy, Inc. (“CVR Energy”) has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. CVR ENERGY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by CVR Energy, for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “Investor Relations” section of the Company’s website at www.cvrenergy.com or by writing to CVR Energy at 2277 Plaza Drive, Suite 500, Sugar Land, Texas, 77479, Attn: Senior Vice President, General Counsel and Secretary.

In addition, CVR Energy will file a proxy statement with the SEC. The definitive proxy statement will be mailed to stockholders of CVR Energy. CVR ENERGY STOCKHOLDERS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by CVR Energy through the web site maintained by the SEC at www.sec.gov and in the “Investor Relations” section of the Company’s website at www.cvrenergy.com.

Certain Information Regarding Participants

CVR Energy, its directors and certain of its executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of CVR Energy’s directors and executive officers in CVR Energy’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April 20, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.